Exhibit 99.1

Contact:	Graham Smith – Chief Financial Officer
Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
(415) 543-7696

ADVENT SOFTWARE REPORTS FOURTH QUARTER

AND FULL YEAR RESULTS

Fourth Quarter Revenue Up 15 Percent Year-Over-Year;

Annual Revenue up 13 Percent Year-Over-Year

San Francisco, CA, Thursday, February 1, 2005 - Advent Software, Inc. (NASDAQ: ADVS) today announced its financial results for the fourth quarter and fiscal year ended December 31, 2004.

RESULTS

Total revenue for the fourth quarter of 2004 was $42.5 million, compared with $38.6 million in the third quarter of 2004, and $36.9 million in the same quarter last year. Total revenue for the year ended December 31, 2004 was $154.9 million, compared with $137.2 million for the year ended December 31, 2003.

Total expenses, including cost of revenues, for the fourth quarter of 2004 were $44.9 million, compared with $43.2 million in the third quarter of 2004, and $42.2 million in the same quarter last year. Expenses in the fourth quarter included $5.1 million for amortization and impairment of intangibles, and a credit of $726,000 relating to updated estimates for prior restructuring charges. Total expenses, including cost of revenues, for the year ended December 31, 2004 were $171.9 million, compared with $176.8 million for the year ended December 31, 2003.

Net loss for the fourth quarter of 2004 was $398,000 or $0.01 per share, compared with a net loss for the third quarter of 2004 of $5.2 million or $0.16 per share. The same quarter last year recorded a net loss of $75.0 million, or $2.29 per share, and included a tax provision of $70.5 million, to record a full valuation allowance against deferred tax assets. Net loss for the year ended December 31, 2004 was $15.1 million, or $0.46 per share, compared to a net loss of $97.5 million, or $3.00 per share, in 2003.

Cash, cash equivalents and short-term investments totaled $165.5 million as of December 31, 2004. This compares to $158.0 million at September 30, 2004, and $160.1 million at December 31, 2003. Operating cash flow for the quarter was $6.8 million.

PERSPECTIVE

“With the addition of our strong fourth quarter to the full year, we are proud of our financial results for 2004. Revenues for the full year increased 13% over 2003 and operating cash flow for the year was $25 million. As the leading provider of software and services to investment management firms worldwide, we believe Advent is well positioned as we enter 2005,” said Stephanie DiMarco, Chief Executive Officer of Advent.

GUIDANCE

Advent issued the following guidance:

•	Q1 2005 revenues are projected to be in the range of $38 million to $40 million;

•	Full year 2005 revenues are projected to be in the range of $162 million to $167 million. The revenue estimates assume that between 20% and 30% of license revenue will be derived from term license agreements. A significant increase in sales of term licenses will cause more license contract revenue to be deferred into 2006 and beyond;

•	Q1 2005 expenses, including cost of revenues, are projected to be in the range of $40 million to $41 million;

•	Full year 2005 expenses are projected to be in the range of $160 million and $165 million, including amortization of intangibles;

•	Amortization of intangibles included in cost of revenues will be approximately $600,000 in Q1 2005 and total $2.4 million for full year 2005, and that related to other intangibles will be approximately $1.1 million in Q1 2005 and total $4.3 million for full year 2005;

•	Weighted average shares outstanding will increase by roughly 1 percent in the first quarter from the fourth quarter comparative of 32.6 million shares; and

•	The guidance does not include an estimate for the costs of expensing options in the second half of 2005.

INVESTOR CALL

Advent will host its fourth quarter results conference call at 5:00 p.m. Eastern time today, Tuesday, February 1, 2005. To participate via phone, please dial 888-812-3873 and request conference ID number 3685718. If you are unable to listen to the call at this time, a replay will be available through February 8, 2005 by calling 800-642-1687, conference ID number 3685718.

The conference call will also be web-cast live at www.advent.com/about/presentations.asp, and will be archived at the same location.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com), a multi-national firm, has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in 50 countries using Advent technology manage investments totaling more than US $8 trillion. Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

FORWARD LOOKING STATEMENTS

The forward looking statements included in this press release, including financial guidance for 2005, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties that could cause actual results to differ materially from our expectations and guidance. These risks and uncertainties include potential fluctuations in results and future growth rates, changes in the length of our sales cycles, the successful development and market acceptance of new products and product enhancements, the transition in our business model from perpetual to term licensing, continued uncertainties and fluctuations in the financial markets, challenges assimilating acquired entities, and other risks detailed from time to time in the company’s SEC reports, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Advent Software at 415-645-1787, or by visiting Advent’s Investor Relations website at www.advent.com.

-FINANCIAL HIGHLIGHTS TO FOLLOW-

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31
	2004	2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$165,529	$160,072
Accounts receivable, net	32,778	17,448
Prepaid expenses and other	10,415	11,526
Income taxes receivable	—	1,639

Total current assets	208,722	190,685
Property and equipment, net	18,043	23,381
Goodwill	99,393	86,504
Other intangibles, net	14,668	30,495
Other assets, net	13,362	15,438

Total assets	$354,188	$346,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,825	$1,320
Accrued liabilities	19,897	17,245
Deferred revenues	56,405	36,123
Income taxes payable	8,646	8,206

Total current liabilities	87,773	62,894
Deferred income taxes	2,250	2,812
Other long-term liabilities	1,954	2,338

Total liabilities	91,977	68,044

Stockholders’ equity:
Common stock	327	329
Additional paid-in capital	339,995	340,394
Accumulated deficit	(90,385)	(71,093)
Accumulated other comprehensive income	12,274	8,829

Total stockholders’ equity	262,211	278,459

Total liabilities and stockholders’ equity	$354,188	$346,503

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Net revenues:
License and development fees	$10,140	$9,055	$35,665	$29,386
Maintenance and other recurring	24,731	22,342	95,098	86,483
Professional services and other	7,605	5,476	24,168	21,290

Total net revenues	42,476	36,873	154,931	137,159

Cost of revenues:
License and development fees	520	534	2,138	2,460
Maintenance and other recurring	6,866	8,268	27,820	30,396
Professional services and other	6,660	4,625	21,467	17,601
Amortization and impairment of developed technology	1,400	1,372	6,471	6,567

Total cost of revenues	15,446	14,799	57,896	57,024

Gross margin	27,030	22,074	97,035	80,135

Operating expenses:
Sales and marketing	11,119	10,633	38,893	44,754
Product development	7,940	7,792	32,260	34,857
General and administrative	7,417	4,443	26,358	23,217
Amortization and impairment of other intangibles	3,739	1,999	12,237	7,854
Restructuring charges (benefit)	(726)	2,558	4,270	9,112

Total operating expenses	29,489	27,425	114,018	119,794

Loss from operations	(2,459)	(5,351)	(16,983)	(39,659)
Interest income and other expense, net	892	839	1,905	1,528

Loss before income taxes	(1,567)	(4,512)	(15,078)	(38,131)
Provision for (benefit from) income taxes	(1,169)	70,506	20	59,412

Net loss	$(398)	$(75,018)	$(15,098)	$(97,543)

Basic and diluted net loss per share	$(0.01)	$(2.29)	$(0.46)	$(3.00)

Weighted average shares used to compute basic and diluted net loss per share	32,640	32,819	32,944	32,473